ITEM 2. DESCRIPTION OF EXHIBITS

Exhibit 2.1 Articles of Incorporation
Amendment to the Articles
                                                                 Filed #C4360-99
                                                               December 16, 1999
                                                                IN THE OFFICE OF
                                                                             /S/
                                                  DEAN HELLER SECRETARY OF STATE

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               E-INVESTMENTS, INC.
AMENDMENT #1

Pursuant to the provisions of Section 10-061, Nevada Revised Statutes, the undersigned corporation adopts the following article of amendment to its articles of incorporation:

FIRST:  The name of this corporation is E-Investments, Inc.

SECOND: Article I of the articles of incorporation of this corporation is hereby amended to read in its entirety as follows:

                                  ARBOR, INC.

THIRD: The date of adoption of this amendment by the shareholders of this corporation is December 9, 1999.

FOURTH: The number of shares of the corporation outstanding at the time of adoption of this amendment was 2,616,000 and the number of shares entitled to vote thereon was 2,616,000. All 2,616,000 shares are of the same class.

FIFTH: The number of outstanding shares voted for this amendment was 2,477,000 and the number of shares voted against this amendment was zero.

SIXTH: This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

SEVENTH: This amendment does not effect a change in the amount of stated capital of the corporation.

DATED:  December 9, 1999
/S/
Joginder Brar, President


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/S/
Jaroslav Zubik, Secretary

NOTARIZED

Original Articles of Incorporation

Filed FEB 251999

ARTICLES OF INCORPORATION OF E INVESTMENTS, INC.

THE UNDERSIGNED PERSON, acting as Incorporator of a corporation under the provisions of the Nevada General Corporation Law, adopts the following Articles of Incorporation:

FIRST. The name of the corporation is:

E INVESTMENTS, INC.

SECOND. The street address of the corporations resident agent and the principal or statutory address of this corporation in the State of Nevada shall be:

CORPORATE SERVICE CENTER, INC.
1475 Terminal Way, Suite E
Reno, Washoe County, NV 89502

This corporation may maintain an office, or offices, in such other place or places within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the bylaws of said corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada as well as within the State of Nevada.

THIRD. The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Law and not limited by the Statutes of Nevada, or any other state in which it conducts its business.

FOURTH. That the total number of voting common stock authorized that may be issued by the corporation is TWENTY FIVE MILLION (25,000,000) shares of stock with $0.001 par value, and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such


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manner as shall be provided by the bylaws of this  corporation,  providing  that the number of directors shall not be reduced to less than one (1). The name and post office address of the first Board of Directors, which shall be one (1) in number, shall be listed as follows:

TREVOR C. ROWLEY
1475 Terminal Way, Suite E
Reno, NV 89502.

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

TREVOR C. ROWLEY
1475 Terminal Way, Suite E
Reno, NV 89502.

EIGHTH. The corporation is to have perpetual existence.

NINTH. Any corporate officer, director, or shareholder of this corporation shall not, in the absence of fraud, be prohibited from dealing with this corporation either as vendor, purchaser or otherwise. A pecuniary interest in any transaction by any such director, shareholder or officer shall not disqualify him in any way from acting in his corporate capacity. No director nor officer, nor any firm, association, or corporation of which he shall be a member, or in which he may be pecuniarily interested in any manner be disqualified from dealing with the corporation as a result of the association. No director nor officer, nor any foreign association, or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or though any such transaction or contract, it being the express purpose and intent of the Article to permit this corporation to buy from sell to, or otherwise deal with the partnerships, fu-ms, or corporations of directors and officers of the corporation, or any one or more of them who may have pecuniary interest, and the contracts of this corporation, in the absence of fraud, shall not be void or voidable or affecting in any manner by reason of such position. Furthermore, directors of this corporation may be counted for a quorum of the Board of Directors of this corporation at a meeting even though they may be pecuniarily interested in matters considered at a meeting; any action taken at such a meeting with reference to such matters by a majority of the disinterested directors shall not be void or voidable by this corporation in the absence of fraud.

TENTH. No director or officer of the corporation  shall be personally  liable to


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the corporation or any of its  stockholders  for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer, however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or emissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or emissions prior to such repeal or modification.

ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this Monday, February 15, 1999.

/S/
TREVOR C. ROWLEY
Incorporator

NOTARIZED

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